UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE PRE 14C
INFORMATION REQUIRED IN INFORMATION STATEMENT
(RULE 14C-101)

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the
 Securities Exchange Act of 1934

Check the appropriate box:

[  ]         Preliminary Information Statement
[  ]          Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X]          Definitive Information Statement

Medican Enterprises, Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

000-53408	87-0474017
(Commission File Number)	(IRS Employer Identification No.)

 3440 E. Russell Road
Las Vegas, NV 89120
( Address of principal executive offices and zip code)

(800) 416-8802
 (Registrant's telephone number including area code)

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[X]           No fee required

[  ]           Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies:
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[  ]           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Medican Enterprises, Inc.
3440 E. Russell Road
Las Vegas, NV 89120

Dear Shareholders:

The purpose of this Information Statement is to inform the holders of record as of the close of business on July 8, 2015, of shares of the common stock with voting power of Medican Enterprises, Inc., a Nevada corporation (the “ Company ”), that our Board of Directors and two shareholders of 4,510,000 shares of preferred stock of the Company, representing voting rights equivalent to 45,100,000,000 shares of common stock, have approved the following actions , by written consent in lieu of a meeting of shareholders,:

(i)   To authorize a reverse stock split of all the outstanding shares of the Company’s Common Stock and at an exchange ratio not to exceed one post-split share per one thousand pre-split shares (1:1000) to be determined at the discretion of the Board.

These actions were approved on July 8, 2015 by our Board of Directors and two shareholders of 4,510,000 shares of preferred stock representing voting rights equivalent to 45,100,000,000 shares of common stock, which in addition to the 2,613,502,003 issued and outstanding shares of voting stock of the Company, represents approximately 94.52% of the voting power of the Company.  We anticipate an effective date as soon as possible but not less than 20 days from the date this Information Statement is first mailed to our shareholders.  A majority of our shareholders approved this action by written consent in lieu of a special meeting in accordance with the NRS.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you.  The accompanying Information Statement is furnished only to inform our shareholders of the actions described above before they take place in accordance with Section 78.390 of the Nevada Revised Statutes and Rule 14c-2 of the Securities Exchange Act of 1934.  This Information Statement is first mailed to you on or about July 30, 2015.

Please feel free to call us at (800) 416-8802 should you have any questions on the enclosed Information Statement.

Medican Enterprises, Inc.

/s/ Kenneth Williams
Kenneth Williams
Chief Executive Officer & Director

Medican Enterprises, Inc.
3440 E. Russell Road
Las Vegas, NV 89120
Telephone: (800) 416-8802

INFORMATION STATEMENT REGARDING
ACTION TO BE TAKEN BY WRITTEN CONSENT OF
THE MAJORITY SHAREHOLDERS
IN LIEU OF A SPECIAL MEETING

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished to the shareholders of Medican Enterprises, Inc. (the “ Shareholders ”), pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”) to notify such Shareholders that on or about July 8, 2015, the Company received written consents in lieu of a meeting of Shareholders from two shareholders of 4,510,000 shares of preferred stock of the Company, representing voting rights equivalent to 45,100,000,000 shares of common stock  (the “Majority Shareholders”) to authorize a reverse stock split of all the outstanding shares of the Company’s Common Stock and at an exchange ratio not to exceed one post-split share per one thousand pre-split shares (1:1000) to be determined at the discretion of the Board the (“Reverse Stock Split).  The voting power of the Majority Shareholders represents approximately 94.52% of the voting power of the Company.

On July 8, 2015, the Board approved the above actions, subject to approval by a majority of the Shareholders. That same day, two shareholders of 4,510,000 shares of our preferred stock, representing a majority of the voting shares of the Company, voted to approve the corporate actions.

The above actions will become effective as soon as possible but not less than 20 days after the date this Information Statement is first mailed to our Shareholders (the “Effective Date”) in accordance with the written consent of the holder of a majority of our issued and outstanding voting securities.

The Board of Directors has fixed July 27, 2015, as the record date (the “Record Date”) for determining those of our Shareholders entitled to receive this information statement.

Section 78.320 of the Nevada Revised Statutes (the “NRS”) provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders’ meeting convened for the specific purpose of such action. The NRS, however, requires that in the event an action is approved by written consent, a company must provide prompt notice of the taking of any corporate action without a meeting to the stockholders of record who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to a company.

In accordance with the foregoing, this Information Statement is first being mailed on or about July 30,2015, to our shareholders and is being delivered to inform you of the corporate action described herein in accordance with Section 78.390 of the NRS and Rule 14c-2 of the Securities Exchange Act of 1934.  We are not aware of any substantial interest, direct or indirect, by security holders or otherwise, that is in opposition to matters of action taken.  In addition, pursuant to the laws of Nevada, the actions taken by majority written consent in lieu of a special shareholder meeting do not create appraisal or dissenters’ rights.

The entire cost of furnishing this Information Statement will be borne by us.  We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

 SHAREHOLDER APPROVAL

On July 8, 2015, there were 2,613,502,003 shares of our common stock outstanding.  Both our common stock and our preferred stock have voting rights.  Each share of common stock has one vote per share on all matters submitted to a vote of our shareholders and each share of preferred stock has 10,000 votes per share.  Pursuant to Section 78.320 of the NRS, at least a majority of the voting equity of the Company, or at least 23,856,751,002 votes, is required to approve the  Reverse Stock Split by written consent. Two of our shareholders, collectively holding 4,510,000 shares of preferred stock, representing voting rights equivalent to 45,100,000,000 shares of common stock have voted in favor of the Reverse Stock Split, thereby satisfying the requirement under Section 78.320 of the NRS that at least a majority of the voting equity vote in favor of a corporate action by written consent.

The following table sets forth the names of a majority of the shareholders that approved the corporate actions, the number of shares of Preferred Stock owned by each Shareholder, the total number of shares that the majority of the shareholders voted in favor of the Reverse Stock Split, and the percentage of the issued and outstanding voting equity of the Company voted in favor thereof.

Name of Shareholder	Number of Preferred Shares Owned by Shareholder	Number Votes in Favor of the Corporate Action	Percentage of the Voting Equity that Voted in Favor of the Action
Kenneth Williams	3,000,000	30,000,000,000	62.88%
Edwin S. Jang, LLC.	1,510,000	15,100,000,000	31.65%

Total	4,510,000	45,100,000,000	94.52%

ACTIONS TO BE TAKEN

The above actions will become effective as soon as possible but not less than 20 days after the date this Information Statement is first mailed to our Shareholders in accordance with the written consent of the holders of a majority of our issued and outstanding voting securities

REVERSE STOCK SPLIT

The Board has approved a reverse stock split of all the outstanding shares of the Company’s Common Stock and at an exchange ratio not to exceed one post-split share per one thousand pre-split shares (1:1000) to be determined at the discretion of the Board. As stated above, the holders of shares representing a majority of the voting securities of the Company have given their written consent to the Reverse Stock Split.

The Board believes the Reverse Stock Split is necessary and advisable in order for the Company to maintain the Company’s financing and capital raising ability. Accordingly, it is the Board’s opinion that the Reverse Stock Split will better position the Company to continue and/or expand operations.

Upon effectiveness of the Reverse Stock Split, (i) the number of shares of Common Stock issued and outstanding immediately prior thereto would be reduced according to the ratio approved by the Board of Directors, and (ii) proportionate adjustments will be made to the per-share exercise price and the number of shares covered by outstanding options and warrants, if any, to buy Common Stock, so that the total prices required to be paid to fully exercise each option and warrant before and after the Reverse Stock Split will be approximately equal. Except for adjustments to the number of shares of Common Stock a shareholder may own as a result from the treatment of fractional shares in the Reverse Stock Split, which will be rounded up to the nearest whole number, each shareholder will beneficially hold the same percentage of Common Stock immediately following the Reverse Stock Split as such shareholder held immediately prior to the Reverse Stock Split.

Reasons for the Reverse Stock Split

The Board believes that the increased market price of the Common Stock expected as a result of implementing the Reverse Stock Split would improve the marketability and liquidity of the Common Stock and would encourage interest and trading in the Common Stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Common Stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of the Common Stock may be adversely affected by the Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split. The Board anticipates, however, that the expected higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

The Board confirms this transaction would not be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

Based upon the foregoing factors, the Board has determined that the Reverse Stock Split will likely be in the best interests of the Company and its shareholders and that the Board should have discretion to implement the Reverse Stock Split.

Effects of the Reverse Stock Split

Upon the effectiveness of the Reverse Stock Split, each common shareholder would beneficially own a reduced number of shares of common stock. The Reverse Stock Split would affect all of the Company’s common shareholders uniformly and would not affect any shareholder’s percentage ownership interests, except to the extent that the Reverse Stock Split would result in any of the shareholders owning a fractional share as described herein. The number of shareholders of record would also not be affected by the Reverse Stock Split.

The Reverse Stock Split will have the result of creating newly authorized shares of common stock. This increase in the authorized number of shares of common stock and any subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued common stock could (within the limits imposed by applicable law and stock exchange regulations) be issued in one or more transactions, which would make a change in control of the Company more difficult, and therefore less likely. Management’s use of additional shares to resist or frustrate a third-party transaction favored by a majority of the independent stockholders would likely result in an above-market premium being paid in that transaction. Any such issuance of the additional shares of common stock would likely have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the Reverse Stock Split be used as a type of antitakeover device. Any additional shares of common stock, when issued, would have the same rights and preferences as the shares of common stock presently outstanding. Any additional shares of common stock so authorized will be available for issuance by the Board for stock splits or stock dividends, acquisitions, raising additional capital, conversion of Company debt into equity, stock options, or other corporate purposes. The Company has no other plans for the use of any additional shares of common stock. The Company does not anticipate that it would seek authorization from the stockholders for issuance of such additional shares unless required by applicable law or regulations.

The following table summarizes the effects of the Reverse Stock Split upon the Company’s outstanding common stock in various ratios, assuming that (i) there are 2,613,502,003 shares of Common Stock outstanding immediately prior to the Reverse Stock Split and (ii) that the Board executes our authorized shares of common stock is not reduced.

Reverse Stock Split Ratio	Type of Stock		Number of Shares
No Split	Common Stock	Authorized	30,000,000,000
		Issued and Outstanding	2,613,502,003
		Authorized but Unissued	27,386,497,997
1:1000	Common Stock	Authorized	30,000,000
		Issued and Outstanding	2,613,503
		Authorized but Unissued	27,386,497
1:10	Common Stock	Authorized	3,000,000,000
		Issued and Outstanding	261,350,201
		Authorized but Unissued	2,738,649,799

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of that date, information known to us relating to the beneficial ownership of these shares by:

(i) each person who is the beneficial owner of more than 5% of the outstanding shares of voting securities;
(ii) each director;
(iii) each executive officer; and
(iv) all executive officers and directors as a group.

We believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.  Under securities laws, a person is considered to be the beneficial owner of securities he owns and that can be acquired by him within 60 days from July 8, 2015, upon the exercise of options, warrants, convertible securities or other understandings.  We determine a beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person and which are exercisable within 60 days of July 8, 2015, have been exercised or converted.

Amount of Beneficial Ownership of Preferred Stock
Name	# of Shares	% of Class
Kenneth Williams, Chief Executive Officer and Director	3,000,000	60%
Edwin S. Jang, LLC	1,510,000	30.2%

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

EXHIBIT A

UNANIMOUS WRITTEN CONSENT OF

THE BOARD OF DIRECTORS

OF

MEDICAN ENTERPRISES, INC.

The undersigned, being all of the members of the board of directors (the "Board") of Medican Enterprises, Inc. a Nevada corporation (the" Company"), hereby consent, pursuant to the laws of the State of Nevada, to the adoption of the following resolutions taking or authorizing the actions specified therein without a meeting:

WHEREAS, on July 8, 2015, the Board of Directors authorized a reverse stock split of all the outstanding shares of the Company's Common Stock and at an exchange ratio not to exceed one post-split share per one thousand pre-split shares (1 :1000) to be determined at the discretion of the Board; and

WHEREAS, on July 8, 2015, the majority shareholders of the Company also approved the reverse stock split as outlined above to be determined at the discretion of the Board.

RESOLVED, that the Board of Directors has decided it is in the best interest of the Company to authorize a reverse stock split of all the outstanding shares of the Company's Common Stock and at an exchange ratio of one post-split share per one thousand pre-split shares (1:1000); and be it further

RESOLVED, that as used in these resolutions, the term "the proper officers" of the Company shall mean the Chief Executive Officer, the President and the Chief Financial Officer of the Company, and each of them, and with respect to matters involving only certification, attestation or countersignatures, any Secretary or Assistant Secretary of the Company; and that the proper officers, of the Company be, and each of them acting alone hereby is, authorized and empowered, acting in the name and on behalf of the Company, to take such action and to execute and deliver all agreements, documents, and instruments referred to expressly or generally in the preceding resolutions, and any amendments, supplements, or modifications to any of such agreements, documents, and instruments; such actions, agreements, documents, instruments, amendments, supplements, and modifications shall be in such form and substance as the proper officer executing the same may, in his or her sole discretion, deem to be in the best interest of the Company in connection with or arising out of the transactions contemplated by the foregoing resolutions; and be it further

RESOLVED, that the proper officers of the Company be, and each of them hereby is, empowered to approve or authorize, as the case may be, such further action and the preparation, execution, and delivery of all such further installments and documents in the name and on behalf of the Company, and to pay all such expenses and taxes as in their judgment shall be necessary, proper, or advisable in order to carry out the intent and accomplish the purposes of the foregoing resolutions; and be it further

RESOLVED, that any and all actions heretofore taken by the directors or officers of the Company on behalf of the Company in furtherance of the actions authorized or contemplated by the foregoing resolutions be, and they hereby are, ratified, approved, and confirmed in all respects, including, without limitation, the execution and delivery of any documents and instruments, including amendments, supplements, or modifications thereto as have been necessary or appropriate in order to effectuate the actions contemplated by the foregoing resolutions.

This Consent may be executed in one or more counterparts, including with signatures on separate copies, all of which shall constitute the same instrument.

IN WITNESS WHEREOF, the undersigned has executed this consent as of the 8th day of July, 2015.

MEDICAN ENTERPRISES, INC.

    /s/ Kenneth Williams
 Kenneth Williams, Chief Executive Officer & Director

    /s/ Michael Thompson
Michael Thompson, Director

EXHIBIT B

WRITTEN CONSENT
OF THE HOLDERS OF A MAJORITY OF THE
VOTING STOCK
OF
MEDICAN ENTERPRISES, INC.

The undersigned, constituting the holders of a majority of the shares of Common Stock (the “Shareholders”) of Medican Enterprises, Inc., a Nevada corporation (the “Company”), does hereby adopt by this written consent, the following resolution with the same force and effect as if they had been adopted at a duly convened meeting:

WHEREAS, the Board of Directors of the Company, having considered the action to authorize a reverse stock split of all the outstanding shares of the Company's Common Stock and at an exchange ratio not to exceed one post-split share per ten pre-split shares (1:10) to be determined at the discretion of the Board.

NOW, THEREFORE, BE IT RESOLVED, to authorize a reverse stock split of all the outstanding shares of the Company's Common Stock and at an exchange ratio not to exceed one post-split share per one thousand pre-split shares (1:1000) to be determined at the discretion of the Board.

IN WITNESS WHEREOF, the undersigned has executed this Action by Written Consent as of the 8th day of July, 2015.

/s/Kenneth Williams	/s/Edwin S. Jang
Kenneth Williams	Manager, Edwin S. Jang, LLC
No. of Shares of Preferred Stock: 3,000,000	No. of Shares of Preferred Stock: 1,510,000